Exhibit 4.19

GLOBAL GEO SERVICES (PTY) LTD

Reg No2000/19232/07

Tel : 011 956 6264	P.O. Box 1574
Fax : 011 956 6264	Rant-en-dal
global@ggs.co.za	1751

Professional Geoscience Services

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with (a) the mineral resource estimates related to the Modder East Project, (b) the mineral resource estimates related to the Dominion Uranium Project and (c) mineral resources estimates related to the Dominion Dumps and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 22, 2007

/s/ Charles Johannes Muller
Charles Johannes Muller
BSc (Hons) Pr Sci Nat